As filed with the Securities and Exchange Commission on October 20, 2009

File No. 811-2611

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT UNDER THE
INVESTMENT COMPANY ACT OF 1940
Amendment No. 35	☒

Van Kampen Exchange Fund
A California Limited Partnership
(Exact Name of Registrant as Specified in the Agreement of Limited Partnership)

522 Fifth Avenue
New York, New York 10036
(Address of Principal Executive Offices)(Zip Code)
(212) 296-6970
(Registrant’s Telephone Number, Including Area Code)

STEFANIE CHANG YU
Managing Director
Van Kampen Investments Inc.
522 Fifth Avenue
New York, New York 10036
(Name and Address of Agent for Service)

Copies to:

CHARLES B. TAYLOR, ESQ.
Skadden, Arps, Slate, Meagher & Flom LLP
155 North Wacker Drive
Chicago, Illinois 60606
(312) 407-0700

EXPLANATORY NOTE

This Post-Effective Amendment No. 35 to the Registration Statement incorporates herein Part A and Part B as filed in Post-Effective Amendment No. 34 of the Registrant on April 27, 2009.

Part A is hereby supplemented as follows:

On October 19, 2009, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), the parent company of Van Kampen Investments Inc., announced that it has reached a definitive agreement to sell its retail asset management business to Invesco Ltd. (“Invesco”). The transaction (“Transaction”) includes a sale of the part of the asset management business that advises funds, including the Van Kampen family of funds. The Transaction is subject to certain approvals and other conditions to closing, and is currently expected to close in mid-2010.

Under the Investment Company Act of 1940, the closing of the Transaction will cause the Fund’s current investment advisory agreement with Van Kampen Asset Management, a subsidiary of Van Kampen Investments Inc., to terminate. In connection with the Transaction, it is expected that the Fund’s Board of Managing General Partners (the “Board”) will be asked to consider and approve changes to the Fund, such as approval of a new investment advisory agreement with affiliate(s) of Invesco. In addition, the Board may be asked to consider and approve changes related to the Fund’s current service providers, governing documents and agreements that conform the Fund to Invesco’s service model for investment management. If approved by the Board, matters will be submitted to the shareholders of the Fund for their approval.

PART C

OTHER INFORMATION

Item 23.  Exhibits

(a)	Restated and Amended Certificate and Agreement of Limited Partnership(20)
(1)	Amendment to Certificate of Limited Partnership, on Form LP-1(16)
(2)	Amendment to Certificate of Limited Partnership, on Form LP-2(17)
(3)	Amendment to Certificate of Limited Partnership, on Form LP-2(19)
(4)	Amendment to Certificate of Limited Partnership, on Form LP-2(20)
(b)(1)	By-Laws(20)
(2)	Amended and Restated By-Laws(31)
(c)	Copy of Specimen Certificate(20)
(d)(1)	Investment Advisory Agreement(19)
(d)(2)	Amendment Number One to the Investment Advisory Agreement(27)
(e)	Not Applicable
(f)	Not Applicable
(g)(1)(a)	Custodian Contract(*)
(b)	Amendment dated May 24, 2001 to Custodian Contract(23)
(c)	Amendment dated October 3, 2005 to Custodian Contract(28)
(2)	Amended and Restated Transfer Agency and Service Agreement(29)
(3)	Fund Accounting Agreement(29)
(h)	Not Applicable
(i)	Not Applicable
(j)	Consent of Deloitte & Touche LLP(34)
(k)	Not Applicable
(l)	Not Applicable
(m)	Not Applicable
(n)	Not Applicable
(o)	Not Applicable
(p)(1)	Code of Ethics of the Investment Adviser and Distributor(29)
(2)	Code of Ethics of the Fund(22)

(16)	Incorporated herein by reference to Post-Effective Amendment No. 16 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 1995.

(17)	Incorporated herein by reference to Post-Effective Amendment No. 17 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 29, 1996.

(*)	Incorporated herein by reference to Post-Effective Amendment No. 75 to Van Kampen Growth and Income Fund’s Registration Statement on Form N-1A, File Number 2-21657, filed March 27, 1998.

(19)	Incorporated herein by reference to Post-Effective Amendment No. 19 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 1998.

(20)	Incorporated herein by reference to Post-Effective Amendment No. 20 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 23, 1999.

(22)	Incorporated herein by reference to Post-Effective Amendment No. 22 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 27, 2001.

(23)	Incorporated herein by reference to Post-Effective Amendment No. 23 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 25, 2002.

(27)	Incorporated herein by reference to Post-Effective Amendment No. 27 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed May 2, 2005.

(28)	Incorporated herein by reference to Post-Effective Amendment No. 28 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 28, 2006.

(29)	Incorporated herein by reference to Post-Effective Amendment No. 29 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 26, 2007.

(31)	Incorporated herein by reference to Post-Effective Amendment No. 31 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed April 28, 2008.

(34)	Incorporated herein by reference to Post-Effective Amendment No. 34 to Registrant’s Registration Statement on Form N-1A, File Number 811-2611, filed on April 27, 2009.

Item 24.  Persons Controlled by or Under Common Control with Registrant

None.

Item 25.  Indemnification

Article XIII, Section 13.4 of the Registrant’s Restated and Amended Certificate and Agreement of Limited Partnership provides as follows:

“The Partnership shall indemnify each General Partner (including officers and or directors of a corporate General Partner and including former General Partners who have not ceased to be liable as General Partners under the Partnership Act) against judgments, fines, amounts paid in settlement, and expenses (including attorneys’ fees) reasonably incurred by him in any civil, criminal or investigative proceeding in which he is involved or threatened to be involved by reason of his being a General Partner of the Partnership, provided that he acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be within the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners. To the extent that a General Partner has been successful on the merits or otherwise in defense of any such proceeding or in defense of any claim or matter therein, he shall be deemed to have acted in good faith and in a manner he believed to be in the best interests of the Partnership or the Limited Partners. The determination under any other circumstances as to whether a General Partner acted in good faith, within what he reasonably believed to be the scope of his authority, and for a purpose which he reasonably believed to be in the best interests of the Partnership or the Limited Partners, shall be made by action of the General Partners who were not parties to such proceedings, or by independent legal counsel selected by the General Partners (who may be the regular counsel for the Partnership) in a written opinion. No General Partner shall be indemnified under this provision against any liability to the Partnership or its Partners to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. The indemnification provided hereunder shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any applicable statute, agreement, vote of the General Partners or Limited Partners, or otherwise.”

Item 26. Business and Other Connections of Investment Adviser

See “Management, Organization and Capital Structure” in Part A and “Management of the Fund” in the Statement of Additional Information for information regarding the business of the Adviser. For information as to the business, profession, vocation and employment of a substantial nature of directors and officers of the Adviser, reference is made to the Adviser’s current Form ADV (File No. 801-1669) filed under the Investment Advisers Act of 1940, as amended, incorporated herein by reference.

Item 27. Principal Underwriters

Not applicable.

Item 28. Location of Accounts and Records

All accounts, books and other documents of the Registrant required by Section 31(a) of the Investment Company Act of 1940, as amended, and the Rules thereunder to be maintained (i) by the Registrant will be maintained at its offices, located at Van Kampen Investments Inc., 1 Parkview Plaza - Suite 100, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555, Van Kampen Investor Services Inc., Harborside Financial Center, Plaza 2, Jersey City, New Jersey 07303-0947, or at the State Street Bank and Trust Company, 1776 Heritage Drive, North Quincy, Massachusetts 02171; and (ii) by the Adviser, will be maintained at its offices, located at 1 Parkview Plaza - Suite 100, P.O. Box 5555, Oakbrook Terrace, Illinois 60181-5555.

Item 29.  Management Services

Not applicable.

Item 30.  Undertakings

Not applicable.

SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Van Kampen Exchange Fund, has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, and the State of New York, on the 20th day of October, 2009.
VAN KAMPEN EXCHANGE FUND

By	/s/ Edward C. Wood III
  Edward C. Wood III
  President

VAN KAMPEN EXCHANGE FUND

INDEX TO EXHIBITS TO AMENDMENT NO. 35, FORM N-1A

Exhibit	Description of
No.	Exhibit

None